Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES
INITIATES PREPACKAGED CHAPTER 11 PROCEEDINGS PURSUANT TO RESTRUCTURING SUPPORT AGREEMENT

COMPANY SEEKS EXPEDITED CHAPTER 11 EMERGENCE

PLAN SUPPORTED BY SECURED LENDERS AND BONDHOLDERS

WILL REDUCE DEBT BY MORE THAN $650 MILLION

NEW CAPITAL OF $125 MILLION

VENDORS, TRADE CREDITORS AND EMPLOYEES TO BE PAID IN FULL

FORT WORTH, Texas - October 25, 2016 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) and certain subsidiaries today announced that they had filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Delaware to pursue a prepackaged plan (“Prepackaged Plan”) of reorganization in accordance with its previously announced restructuring support agreement with creditors to effectuate a comprehensive balance sheet restructuring (the “RSA”).

The RSA and Prepackaged Plan provides for a substantial deleveraging transaction pursuant to which Basic will meaningfully improve its balance sheet by equitizing over $800 million of its existing unsecured bond obligations and will substantially bolster its liquidity position through a $125 million rights offering for mandatorily convertible debt, to be backstopped by certain unsecured noteholders. Basic’s prepetition secured term loan lenders and certain of its unsecured bondholders have also agreed, subject to the Court’s approval, to provide a $90 million debtor-in-possession credit facility (the “DIP Financing”) to help fund the costs of the restructuring.

Basic’s creditors throughout its capital structure overwhelmingly support the restructuring. Pursuant to the RSA, 100% of Basic’s prepetition secured term loan lenders and holders of over 80% of its 7.75% senior notes due 2019 and 7.75% senior notes due 2022 have agreed to vote in favor of the Prepackaged Plan.

The Company began the solicitation of votes on the Prepackaged Plan prior to filing its petition and currently estimates that it will emerge from the Chapter 11 reorganization before the end of 2016.

Basic will continue to operate the business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and fully expects to continue existing operations and maintain staffing and equipment as normal throughout the court-supervised financial restructuring process. Basic has filed a series of motions with the Bankruptcy Court requesting authority to continue normal operations, including requesting Bankruptcy Court authority to continue paying employee wages and salaries and providing employee benefits without interruption. The Company continues to work closely with its suppliers and partners to ensure it meets ongoing obligations and business continues uninterrupted.

Roe Patterson, Basic’s President and Chief Executive Officer commented, “After much thought, we decided that Chapter 11 proceedings were necessary to create financial stability which will allow Basic to be a formidable competitor during the cyclical nature of our industry.

“Throughout the Chapter 11 process, we anticipate meeting ongoing obligations to our employees, customers, vendors and suppliers, and others. We will continue to provide our customers with the dependable, high-quality services which Basic is known for.”

To support and effect the restructuring, Basic has retained Weil, Gotshal & Manges LLP as legal counsel and Moelis & Company as financial advisor.

Additionally, the Company engaged David Johnston of AP Services, LLC (and a Managing Director at AlixPartners LLP) as Chief Restructuring Officer. Mr. Johnston is supported by a team including Charles Braley and Brian Huffman as Senior Vice President and Vice President of Restructuring, respectively.

As noted above, the RSA anticipates that the restructuring would be implemented through the Prepackaged Plan, which remains subject to Bankruptcy Court approval and the satisfaction of conditions laid out in the Prepackaged Plan.

Additional information regarding Basic’s restructuring is available at www.basicenergyservices.com/restructuring. Basic has also established a telephone hotline and e-mail address to respond to inquiries from interested parties regarding the restructuring. The telephone hotline is 844-801-5971. The e-mail address is restructuring@basicenergyservices.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 3,500 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the negotiations and our liquidity. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Basic’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, (vii) Basic’s ability to obtain approval by the Bankruptcy Court of the Prepackaged Plan or any other plan of reorganization, including the treatment of the claims of the Basic’s lenders and trade creditors, among others; (viii) Basic’s ability to obtain approval with respect to motions in the Chapter 11 cases and the Bankruptcy Court’s rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general; (ix) the length of time the Debtors will operate under the Chapter 11 cases; (x) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the Debtors’ ability to develop and consummate the Prepackaged Plan or other plan of reorganization; (xi) the potential adverse effects of the Chapter 11 cases on the Debtors’ liquidity, results of operations or business prospects; (xii) the ability to execute Basic’s business and restructuring plan; and (xiii) increased legal and advisor costs related to the Chapter 11 cases and other litigation and the inherent risks involved in a bankruptcy process. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.